Exhibit 4 (a)

March 13, 2003

Commonwealth Telephone Company
100 CTE Drive
Dallas, Pennsylvania  18612
Attn:  General Counsel

          Re:        Amendment

Ladies and Gentlemen:

          Reference is made to (i) the Loan Agreement, dated as of March 29, 1994, between Commonwealth Telephone Company (“Borrower”) and CoBank, ACB, f/k/a the National Bank for Cooperatives (“CoBank”) (the “Term Loan Agreement”) and (ii) the Second Amended and Restated Line of Credit Agreement, dated as of June 4, 2002, between Borrower and CoBank (the “Line of Credit Agreement” and together with the Term Loan Agreement, the “Loan Agreements”).  Capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreements.

Amendment

          Effective upon the effective date of this letter agreement, CoBank and Borrower agree that Section 13(I)(1) of each of the Loan Agreements is hereby amended and restated in its entirety to read as follows:

          “(1) Annual Financial Statements.  as soon as available, but in no event later than 90 days after the end of each fiscal year of Commonwealth Telephone Enterprises, Inc. (“Parent”) occurring during the term hereof, consolidated annual financial statements of the Parent, which include all of its subsidiaries whose accounts are required to be consolidated with the Parent in accordance with GAAP, prepared in accordance with GAAP consistently applied (except for changes with which the Parent’s independent public accountants concur).  Such financial statements shall: (i) be audited by independent certified public accountants of recognized national standing selected by the Parent; (ii) be accompanied by a report of such accountants containing an opinion acceptable to CoBank such as noted below;  (iii) be prepared in reasonable detail and in comparative form for the preceding fiscal year; and (iv) include a balance sheet, a statement of operations, a statement of changes in common shareholders’ equity, a statement of cash flows, and all notes and schedules relating thereto required by GAAP.  In addition, such audited consolidated annual financial statements shall be accompanied by an unaudited consolidating balance sheet as of the end of the Parent’s latest fiscal year, an unaudited consolidating statement of operations for the Parent’s latest fiscal year, and an unaudited consolidating statement of cash flows for the Parent’s latest fiscal year, including all the operating divisions of the

Parent, with a sub-total for the Borrower and all of its subsidiaries whose accounts are consolidated with it at the time in question in accordance with GAAP (“Companies”). “Consolidated Basis” as used in this Agreement shall mean prepared on a consolidated basis for the Companies.

Sample Acceptable Audit Opinion

[Independent Accountant’s Office Letterhead]

Report of Independent Accountants

To the Board of Directors and Shareholders of Commonwealth Telephone Enterprises, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in common shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Commonwealth Telephone Enterprises, Inc. and its subsidiaries at December 31, 20X2 and 20X1, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 20X2 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole.  The accompanying consolidating balance sheet at December 31, 20X2, consolidating statement of operations for the year ended December 31, 20X2, and consolidating statement of cash flows for the year ended December 31, 20X2, are presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies.  The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ INDEPENDENT ACCOUNTANTS

[Date]

General

          Except as expressly provided by this letter agreement, the terms and provisions of the Loan Agreements and the other Loan Documents are hereby ratified and confirmed and shall continue in full force and effect.  No event has occurred and is continuing that would constitute a Default or Event of Default.  This amendment provided and agreed to herein is to be effective only upon receipt by CoBank of an execution counterpart of this letter agreement signed by Borrower and CoBank and the payment of all fees and expenses of CoBank incurred in connection with the negotiation, documentation and closing of this letter agreement, including the fees and reasonable expenses of outside counsel to CoBank. The amendment contained herein shall not constitute a course of dealing between Borrower and CoBank, and shall not constitute an amendment of any other provision of the Loan Agreements or the other Loan Documents.  This letter agreement shall be governed by, construed and enforced in accordance with all provisions of the Loan Agreements, and may be executed in multiple counterparts.

[Signatures begin on next page]

          Please evidence your acknowledgment of and agreement to the foregoing by executing this letter agreement in the place indicated below.

Sincerely,

COBANK, ACB

By:	/s/ CHRISTOPHER J. MOTL

Christopher J. Motl, Vice President

Acknowledged and agreed to:

COMMONWEALTH TELEPHONE COMPANY, as Borrower

By:	/s/ DONALD P. CAWLEY

Donald P. Cawley Senior Vice President and Chief Accounting Officer

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